Exhibit 3.2
State of Delaware Secretary of State Division of Corporations Delivered 06:02 PM 02/16/2012 FILED 05:45 PM 02/16/2012 SRV 120182657 - 4792685 FILE

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
SMOOTHIE HOLDINGS INC.

Smoothie Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST:    The name of the Corporation is Smoothie Holdings Inc.

SECOND:    This Certificate of Amendment (this "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on February 25, 2010 (the "Certificate of Incorporation").

THIRD:    Article I of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

"ARTICLE I

The Name of this Corporation shall be "Barfresh Food Group Inc."

FOURTH:    This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:    This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 16 day of February, 2012.

SMOOTHIE HOLDINGS INC.

By:	/s/ Arnold Tinter
Name: Arnold Tinter
Title: Chief Financial Officer